                           FIRST AMENDMENT TO LEASE

     THIS FIRST AMENDMENT TO LEASE is made and entered into effective the 1st day of August, 2000, by and between Kesef, LLC (the "Landlord") and Colorado Business Bankshares, Inc. (the "Tenant").

                                   Recitals

     A. The parties entered into a Lease Agreement dated effective May 1, 1998 (the "Lease") wherein the Tenant leases all of the first, second, eighth and ninth floors of the office building located on the real property commonly known and numbered as 821 17th Street, Denver, Colorado (hereinafter referred to as the "Original Premises").

     B. The Tenant desires to lease approximately 9,032 rentable square feet on the third floor of the said office building as cross hatched on the Exhibit A attached hereto and incorporated herein by this reference (hereinafter referred to as the "Additional Premises"), and the Landlord is willing to do so on the terms and conditions set forth in this Agreement.

     NOW, THEREFORE, for valuable consideration, the receipt and sufficiency of which are mutually acknowledged, the parties agree as follows:

     1.   Lease of Additional Premises.  In consideration of the payment of the
          ----------------------------
rent hereinafter provided, and the keeping and performance of each of the covenants and agreements of the said Tenant, hereinafter set forth, Landlord has and does hereby lease unto the Tenant commencing January 1, 2001, the Additional Premises. The lease of the Additional Premises shall expire as set forth in the Lease. In this Agreement, the term "Premises" shall mean the Additional Premises and the Original premises.

     2.   Base Rent. The Base Rent for the Additional Premises shall be as
          ---------
follows:

                         1/1/01 - 12/31/01:  $14,677.00 per month
                         1/1/02 - 12/31/02:  $15,053.33 per month
                         1/1/03 - 12/31/03:  $15,429.67 per month
                         1/1/04 - 12/31/04:  $15,806.00 per month
                         1/1/05 - 12/31/05:  $16,182.33 per month
                         1/1/06 - 12/31/06:  $16,558.67 per month
                         1/1/07 - 12/31/07:  $16,935.00 per month

Notwithstanding anything in the Lease to the contrary, the Base Rent for the Additional Premises shall not be adjusted as provided for in paragraph 3 of the Rider to lease which is attached as Exhibit G to the Lease.

     4.   Tenant Improvements.  Landlord shall construct certain tenant
          -------------------
improvements to the Additional Premises pursuant to the terms and conditions of the Work Letter attached hereto and incorporated herein by this reference as Exhibit B. The

Landlord shall use reasonable efforts to substantially complete the tenant improvements by December 31, 2000. In the event that the tenant improvements are not substantially completed by December 31, 2000, the commencement date for the Additional Premises shall be delayed until the tenant improvements are substantially complete and Rent shall be abated during such period of delay.

     5.   Incorporation of Lease Provisions.  All of the terms and conditions of
          ---------------------------------
the Lease which have not been modified in this Agreement shall apply to the Lease of the Additional Premises with the same force and effect as if set forth herein in full. If any portion of the Agreement is in conflict with the terms and conditions of the Lease, the terms and conditions of this Agreement shall control.



          LANDLORD:        TENANT:

          KESEF, LLC       COLORADO BUSINESS BANKSHARES, INC.



By:  /s/ Evan Makovsky     By:  /s/ Richard J. Dalton
     -----------------        -----------------------
     Evan Makovsky,           Richard J. Dalton
     Manager                  Executive Vice President
                              & Chief Financial Officer

                                                                   Tenant Finish
                                                            Landlord performance
                                                                       Allowance

                                   EXHIBIT B

                                  WORK LETTER

     This Work Letter is an Exhibit to the foregoing document (referred to herein for convenience as the "Lease Document").

     I.   The Work.
          --------

     Landlord shall arrange for the construction of tenant improvements substantially in accordance with the space plan prepared by Tenant Planning Services dated June 6, 2000 (the "Work") to be performed in the Premises. The Landlord shall engage an architect who is reasonably acceptable to Landlord (the "Architect") to finalize the space plan so that it is ready for the preparation of construction drawings. The final site plan shall be reasonably acceptable to Landlord and Tenant.

     Upon the site plan being finalized, a copy of such plan and the related construction drawings shall be referred and/or attached hereto as "Schedule 1".

     II.  Building Standard Materials and Other Matters.
          ---------------------------------------------

     The Work shall consist of Landlord's current building standard materials and finishes, unless otherwise expressly specified above. If Landlord requires further choices or plans to be approved by Tenant respecting the above Work (e.g., color choices or locations respecting the above items), Tenant shall:
(i) choose from such choices, if any, that Landlord makes available to Tenant as building standard, and (ii) approve/sign/initial any such further plans as requested by Landlord. If any such further choices or approvals are required, Tenant shall not unreasonably withhold or delay such choices or approvals. If Tenant's representative fails to provide such choices or approvals within five
(5) business days after Landlord requests the same from such representative, Landlord may make such choices and approvals for Tenant and proceed with the Work. Landlord reserves the right to substitute comparable or better materials and items for those specified, so long as they do not materially and adversely affect the appearance of the Premises. Any personal property, trade fixtures or equipment, including, but not limited to, modular or other furniture, and cabling or other items for communications or computer systems, whether or not shown on any plan, shall be provided by Tenant, at Tenant's sole cost.

     III. Costs, Allowance and Administrative Fee.
          ---------------------------------------

     (a) Landlord shall provide an allowance of $289,000.00 (the "Allowance") toward the Cost of the Work. The "Cost of the Work" includes, without limitation, all costs for or relating to the Work, including, but not limited to, architectural fees, any plans, drawings, reports, studies, tests, contractors' charges, permits, sales taxes, and any preparation or other work required in connection with the Work, including without limitation, modifications to any building systems and equipment, either within or outside the Premises required as a result of the layout, design, or construction of the Work or in order to obtain building permits for the Work to be performed within the Premises (unless Landlord requires that the Work be revised to eliminate the necessity for such additional work). If all or any portion of the Allowance shall not be used for the items permitted hereunder, Landlord shall be entitled to the savings and Tenant shall receive no credit therefor.

     (b) Tenant shall bear any portion of the Cost of the Work exceeding the Allowance ("Tenant's Cost"). Landlord may reasonably estimate Tenant's Cost, and reasonably revise any such estimate from time to time. Tenant shall deposit any such estimated amount of Tenant's Cost (or the increase reflected in any such revised estimate) with Landlord within five (5) business days after Landlord so requests. Landlord shall have no obligation to proceed with the Work (or proceed to seek permits or proceed with any demolition or other preliminary Work) until Landlord shall have received such deposit from Tenant. If the Work involves progress payments, Landlord shall apply the amounts deposited by Tenant first. If, after final completion and payment for the Cost of the Work, the actual amount of Tenant's Cost exceeds any amount paid by Tenant as an estimate of Tenant's Cost, Tenant shall pay the difference to Landlord within five (5) business days after Landlord so requests. If any such estimated amount exceeds the actual amount of Tenant's Cost, Landlord shall promptly provide a credit or refund of the difference. Tenant's Cost shall be deemed "Rent" under the Lease (and all remedies for the non-payment of Rent shall be available to Landlord therefor). Notwithstanding anything herein to the contrary, Landlord shall not agree to any change orders without first obtaining the prior written consent of Tenant, which consent shall not be unreasonably withheld or delayed; provided, however, that Landlord may agree to change orders which result from required building codes or hidden conditions without obtaining the prior written consent of Tenant.

     IV.  Miscellaneous.
          -------------

     (a) This Work Letter is attached as an Exhibit to an amendment to an existing lease ("Original Lease"), adding space and making certain other modifications to the Original Lease. The term "Lease Document" herein shall refer to such amendment, or the Original Lease as amended, as the context implies. By way of example, in such case, references to the "Premises" herein shall refer to such additional or relocated space under such amendment, unless expressly provided to the contrary herein. Capitalized terms not otherwise defined herein shall have the meanings ascribed thereto in the Lease Document.

     (b) This Exhibit is intended to supplement and be subject to the provisions of the Lease Document, including, without limitation, those provisions requiring that any modification or amendment be in writing and signed by authorized representatives of both parties. This Exhibit shall not apply to any other additional space added to the Premises at any time, whether by any options or rights under the Lease Document or otherwise, or to any portion of the Premises in the event of a renewal or extension of the Term of the Lease Document, whether by any options or rights under the Lease Document or otherwise, unless expressly so provided in the Lease Document or any amendment or supplement thereto.